Exhibit 4.2

(FACE OF SECURITY)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK 10041), A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

VORNADO REALTY TRUST

2.85% CONVERTIBLE SENIOR DEBENTURES DUE 2027

FULLY AND UNCONDITIONALLY GUARANTEED BY VORNADO REALTY L.P.

No. 1                                                                                                                                                                      $

                                                                                                                                        CUSIP No. 929042AC3
                                                                                                                                                    ISIN No. US929042AC30

VORNADO REALTY TRUST, a real estate investment trust duly organized and existing under the laws of the State of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of                   ($         ) on April 1, 2027, and to pay interest thereon from March 27, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing on October 1, 2007, at the rate of 2.85% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  Each payment of interest hereon shall include interest accrued from and including the preceding Interest Payment Date or the date of issuance, as the case may be, to and excluding the relevant Interest Payment Date or Maturity, as the case may be. This Security is a Security for purposes of the Indenture.

This Security is convertible as specified on the reverse of this Security.

This Security is a Guaranteed Security within the meaning of the Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or the Guarantee of the Guarantor (as defined on the reverse hereof) or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its trust seal on behalf of the Company.

VORNADO REALTY TRUST

By: /s/ Michael Fascitelli
Name:	Michael Fascitelli
Title:	President

Attest:

/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: March 27, 2007

THE BANK OF NEW YORK, as Trustee

By: /s/ Franca M. Ferrera
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 20, 2006 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, Vornado Realty L.P. as Guarantor (herein called the “Guarantor”, which term includes any successor guarantor under the Indenture) in respect of any Guaranteed Securities, and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,400,000,000, as such amount may be increased, but not by an amount in excess of $210,000,000, solely as a result of the purchase of additional Securities pursuant to the underwriter’s over-allotment option granted by the Company under the Underwriting Agreement, dated March 21, 2007 (the “Underwriting Agreement”), among the Company and the Guarantor, on the one hand,  and J. P. Morgan Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Lehman Brothers Inc., on the other hand, and, provided that the Company may from time to time, without notice to or the consent of the Holders of the Securities of this series, create and issue further Securities of this series (the “Additional Securities”) having the same terms and ranking equally and ratably with the Securities of this series in all respects and with the same CUSIP number as the Securities of this series, or in all respects except for the payment of interest accruing prior to the Issue Date or except for the first payment of interest following the issue date of such Additional Securities; and provided, further, that no such Additional Securities may be issued unless fungible with the Securities then outstanding for United States Federal income tax purposes.  Any Additional Securities will be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption and otherwise as the Securities.  Any Additional Securities may be issued pursuant to authorization provided by a resolution of the board of trustees of the Company, a supplement to the Indenture, or under an Officers’ Certificate pursuant to the Indenture. The Indenture does not limit the aggregate principal amount of the Securities that may be issued thereunder.

Redemption Rights

The Company shall have the right to redeem for cash the Securities in whole or in part, at any time or from time to time, on or after April 5, 2012 upon not less than 30 nor more than 60 days’ prior notice by mail to the registered Holders of the Securities, at 100% of the aggregate principal amount of the Securities, plus accrued and unpaid interest, if any, to the Redemption Date.

The Company shall not have the right to redeem the Securities prior to April 5, 2012 except to preserve the Company’s status as a real estate investment trust.  If the Company determines it is necessary to redeem the Securities in order to preserve the

Company’s status as a real estate investment trust, the Company will redeem all of the Securities then outstanding at 100% of the principal amount of the Securities plus accrued and unpaid interest, if any, to the Redemption Date.

If less than all the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed pro rata or by lot or by any other method the Trustee considers fair and appropriate.  The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from outstanding Securities not previously called for redemption.  The Trustee may select for redemption portions of the principal amount of Securities that have denominations larger than $1,000.  Securities and portions of them the Trustee selects shall be in principal amounts at maturity of $1,000 or an integral multiple of $1,000.  Provisions of the Indenture that apply to Securities called for redemption also apply to portions of Securities not called for redemption.  The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.  If any Security selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Security so selected, the converted portion of such Security shall be deemed to be the portion selected for redemption.  Securities that have been converted during a selection of Securities to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of Securities to be redeemed.

Repurchase Rights

This Security shall be subject to purchase by the Company on each of April 1, 2012, April 1, 2017 and April 1, 2022 (each, a “Repurchase Date”), at the purchase price of 100% of the aggregate principal amount of the Securities plus, in each case, accrued and unpaid interest, if any, to but excluding the Repurchase Date (each, a “Repurchase”, as applicable), at the option of the Holder hereof, upon:

(1)                                  delivery to the Paying Agent by the Holder of a written notice of repurchase in the form set forth below (a “Repurchase Notice”) at any time from the opening of business on the date that is 60 Business Days prior to a Repurchase Date until the close of business on the fifth Business Day prior to such Repurchase Date stating:

(A)                              the certificate number of the Security which the Holder will deliver to be purchased;

(B)                                the portion of the principal amount which the Holder will deliver to be repurchased, which portion must be a principal amount of $1,000 or an integral multiple thereof; and

(C)                                that such Security shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Securities and the Indenture, and

(2)                                  delivery of such Security to the Paying Agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided, however, that such Repurchase Price shall be so paid pursuant to this paragraph only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice, as determined by the Company.

The Company shall purchase from the Holder hereof, pursuant to this paragraph and the terms of the Indenture, a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000.

Any repurchase contemplated by the Company shall be consummated by the delivery of the consideration to be received by the Holder (together with accrued and unpaid interest, if any) promptly following the later of the Repurchase Date and the time of delivery of this Security.

The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

A Holder may withdraw any Repurchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the second Business Day prior to the Repurchase Date.  The notice of withdrawal must state:

•                                          the principal amount of the Securities being withdrawn from the Repurchase Notice;

•                                          if certificated Securities have been issued, the certificate numbers of the withdrawn Securities, or if not certificated, the notice must comply with appropriate procedures of The Depository Trust Company or any successor depositary for the Securities; and

•                                          the principal amount, if any, which remains subject to the Repurchase Notice.

Holders must either effect book-entry transfer of the Securities or deliver the Securities, together with necessary endorsements, to the office of the Paying Agent after delivery of the Repurchase Notice to receive payment of the Repurchase Price.  Holders will receive payment on the Repurchase Date or, in the case of a global security, the time of book-entry transfer, or the delivery of the Securities.  If the Paying Agent holds money or securities sufficient to pay the Repurchase Price of the Securities to which the Repurchase Notice relates on the Business Day following the Repurchase Date, then:

•                                          such Securities will cease to be Outstanding;

•                                          interest will cease to accrue on such Securities; and

•                                          all rights as a Holder with respect to such Securities will terminate.

Repurchase at Option of Holders Upon a Change in Control

If there shall have occurred a Change in Control at any time prior to April 1, 2012, Holders of Securities shall have the right to require the Company to repurchase Securities not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, at a cash purchase price equal to 100% of the principal amount of all Securities such Holders require the Company to repurchase, plus accrued and unpaid interest on those Securities to, but excluding, the Repurchase Date (such amount, the “Change in Control Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in this Security and in the Indenture.

Within 15 days after the occurrence of a Change in Control, the Company shall mail a written notice of Change in Control by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law and procedures of The Depository Trust Company or any successor depositary) as provided in the Indenture.

A Holder may exercise its rights specified in this paragraph upon delivery of a written notice of purchase in the form set forth below (a “Change in Control Purchase Notice”) to the Paying Agent at any time prior to the close of business not more than 20 Business Days following the date of notice by the Company to Holders of the Change in Control, stating:

(1)                                  the certificate number of the Securities which the Holder will deliver to be purchased;

(2)                                  the principal amount of the Security which the Holder will deliver to be purchased, which must be $1,000 or an integral multiple thereof; and

(3)                                  that such Security shall be purchased pursuant to the terms and conditions specified herein and in the Indenture.

The delivery of Securities to the Paying Agent prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the

Change in Control Purchase Price therefor; provided, however, that such Change in Control Purchase Price shall be so paid only if the Securities so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

The Company shall purchase from the Holder thereof a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000.

The Paying Agent shall promptly notify the Company of the receipt by it of any Change in Control Purchase Notice.

Notwithstanding the foregoing, no Securities may be purchased by the Company at the option of a Holder upon a Change in Control if the principal amount of the Securities has been accelerated and such acceleration has not been rescinded on or prior to such date.

If a Change in Control occurs on or after April 1, 2012, no holder will have the right to require the Company to purchase any Securities except as provided in the Indenture and under “Repurchase Rights” above on the reverse of this Security.

Upon receipt by the Paying Agent of the Repurchase Notice or Change in Control Purchase Notice, a Holder of Securities in respect of which such Repurchase Notice or Change in Control Purchase Notice, as the case may be, was given shall (unless such Repurchase Notice is withdrawn as specified below) thereafter be entitled to receive solely the Repurchase Price or Change in Control Purchase Price, as the case may be, with respect to such Security.  Such Repurchase Price or Change in Control Purchase Price shall be paid to such Holder, subject to receipt of funds and/or Securities by the Paying Agent or Conversion Agent, promptly following the later of (x) the Repurchase Date or the Change in Control Purchase Date, as the case may be, with respect to such Securities (provided the conditions set forth herein and in the Indenture for such payment are satisfied) and (y) the time of delivery of such Securities to the Paying Agent by the Holder thereof in the manner required herein.  Securities in respect of which a Repurchase Notice or Change in Control Purchase Notice, as the case may be, has been given by the Holder thereof may not be converted on or after the date of the delivery of such Repurchase Notice or Change in Control Purchase Notice, as the case may be, unless, solely in the case of a Repurchase Notice, it has first been validly withdrawn as specified below.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the second Business Day prior to the Repurchase Date specifying:

(1)                                  the certificate number of the Security in respect of which such notice of withdrawal is being submitted;

(2)                                  the principal amount of the Security with respect to which such notice of withdrawal is being submitted; and

(3)                                  the principal amount of such Security which remains subject to the original Purchase Notice or and which has been or will be delivered for purchase by the Company.

Make Whole Amount

If a transaction described in clause (1) or clause (2) of the definition of Change in Control occurs on or prior to April 5, 2012, and a Holder elects to convert its Securities in connection with such transaction, the Company will increase the applicable Conversion Rate for the Securities surrendered in order to provide for conversion into a number of Additional Shares of the Company as described below.  A conversion of Securities shall be deemed for these purposes to be “in connection with” such a Change in Control if the notice of conversion of the Securities is received by the Conversion Agent on or after the 15th Business Day prior to the anticipated effective date of the Change in Control and on or prior to the fifth Business Day following the effective date of the Change in Control (or, if earlier and to the extent applicable, the close of business on the second Trading Day immediately preceding the day on which the Company is required to repurchase Securities upon a Change in Control.

The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per Common Share in such transaction.  If the holders of Common Shares receive only cash in the Change in Control transaction, the stock price shall be the cash amount paid per share.  Otherwise the stock price shall be the average of the closing sale prices of Common Shares on the 10 Trading Days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Securities is adjusted.  The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the Conversion Rate as so adjusted.  The right to receive the Additional Shares will be subject to adjustment in the same manner as the Conversion Rate.

The following table sets forth the stock price and number of Additional Shares to be received per $1,000 principal amount of Securities:

Effective	Stock Price
Date	$124.97	$135.00	$145.00	$155.00	$165.00	$175.00	$185.00	$195.00	$205.00	$215.00	$225.00	$235.00	$245.00
March 27, 2007	1.8466	1.3347	1.0330	0.7931	0.6023	0.4507	0.3308	0.2362	0.1622	0.1050	0.0615	0.0300	0.0097
April 1, 2008	1.8466	1.3322	1.0203	0.7743	0.5805	0.4283	0.3093	0.2169	0.1458	0.0917	0.0515	0.0230	0.0054
April 1, 2009	1.8466	1.3167	0.9911	0.7373	0.5403	0.3884	0.2720	0.1837	0.1175	0.0687	0.0338	0.0109	0.0000
April 1, 2010	1.8466	1.2803	0.9349	0.6705	0.4705	0.3212	0.2113	0.1317	0.0749	0.0358	0.0112	0.0000	0.0000
April 1, 2011	1.8466	1.2185	0.8337	0.5477	0.3433	0.2030	0.1102	0.0515	0.0170	0.0012	0.0000	0.0000	0.0000
April 5, 2012	1.8466	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)                                  if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)                                  if the stock price is equal to or in excess of $245.00 per share (subject to adjustment), no Additional Shares will be issued upon conversion; and

(3)                                  if the stock price is less than $124.97 per share (the closing sale price of Common Shares on March 21, 2007) (subject to adjustment), no Additional Shares will be issued upon exchange.

Notwithstanding the foregoing, in no event will the total number of Common Shares issuable upon conversion exceed 8.0019 per $1,000 principal amount of Securities, subject to adjustment in the same manner as the Conversion Rate.

Conversion Settlement

A Holder of Securities may, subject to the restrictions on ownership of Common Shares set forth in the Company’s Declaration of Trust and the conditions described herein and in the Indenture, convert Securities for cash, Common Shares, if any, or a combination thereof, at the Company’s election, based on the Conversion Rate in effect at the time of conversion (6.1553 Common Shares per $1,000 principal amount of Securities on March 27, 2007).

Upon conversion of the Securities, the Company will deliver, in respect of each $1,000 principal amount of Securities tendered for conversion:

•                                          cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of Securities surrendered for conversion and (b) the conversion value, and

•                                          if the conversion value is greater than the principal return, an amount (the “net amount”) in cash or Common Shares, as determined by the Company, with an aggregate value equal to the difference between the conversion value and the principal return.

The Company may elect to deliver any portion of the net amount in cash (the “net cash amount”) or Common Shares, and any portion of the net amount the Company delivers in Common Shares (the “net shares”) will be the sum of the daily share amounts (calculated as described below) for each Trading Day during the applicable conversion period. Prior to the close of business on the second Trading Day following the date on which Securities are tendered for conversion, the Company will, by notice to the Trustee, inform Holders of such Securities of its election to pay cash for all or a portion of the net amount and, if applicable, the portion of the net amount that will be paid in cash and the portion that will be delivered in the form of net shares, unless the Company has previously informed such Holder of such election in a Notice of Redemption for Securities.

The Company will deliver cash in lieu of any fractional Common Shares issuable in connection with payment of the net shares based upon the average price.

The “conversion value” for each $1,000 principal amount of Securities is equal to (a) the applicable Conversion Rate, multiplied by (b) the average price.

The “applicable conversion period” means the 10 consecutive Trading-Day period commencing on the third Trading Day following the date the Securities are tendered for conversion.

The “average price” is equal to the average of the closing sale prices of Common Shares for each Trading Day in the applicable conversion period.

The “daily share amount” for each $1,000 principal amount of Securities and each Trading Day in the applicable conversion period is equal to the greater of:

zero; and

a number of Common Shares determined by the following formula:

(closing sale price of Common Shares on such Trading Day × applicable Conversion Rate) -
($1,000 + net cash amount, if any)

10 × closing sale price of Common Shares on such Trading Day

The conversion value, principal return, net amount, net cash amount and the number of net shares, as applicable, shall be determined by the Company promptly after the end of the applicable conversion period. The Company will pay the principal return and cash in lieu of fractional shares, and deliver net shares or pay the net cash amount, as applicable, no later than the third Business Day following the last Trading Day of the applicable conversion period.

Conversion Rights

No fractional Common Shares will be delivered upon conversion of the Securities.  Instead, the Company will pay the cash value of such fractional shares in connection with such settlement based upon the closing sale price of Common Shares on the Trading Day immediately preceding the Conversion Date.

If a Security has been called for redemption, Holders will be entitled to convert such Security from the date of notice of the redemption until the close of business on the second Business Day immediately preceding the Redemption Date.  The right to convert will expire at that time, unless the Company defaults in making the payment due upon redemption.  A Holder may convert fewer than all of such Holder’s Securities so long as the Securities converted are an integral multiple of $1,000 principal amount.

Upon surrender of a Security for conversion into Common Shares, such Holder shall deliver to the Company cash equal to the amount that the Company is required to deduct and withhold under applicable law in connection with the conversion; provided, however, if the Holder does not deliver such cash, the Company may deduct and withhold from the amount of cash otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law (and not otherwise delivered by the Holder in cash).

Holders may surrender their Securities for conversion for cash, Common Shares, if any, or a combination of cash and Common Shares, at the option of the Company, at the applicable Conversion Rate prior to the second Business Day immediately prior to Stated Maturity at any time on or after April 1, 2026 and also under any of the following circumstances:

(1)                                  Conversion Upon Satisfaction of Market Price Condition.  A Holder may surrender any of its Securities during any Measurement Period if the closing sale prices of Common Shares on the principal national securities exchange on which the Common Shares are listed, for a period of at least 20 Trading Days beginning on the first day of such Measurement Period is more than 125% of the Conversion Price per share of Common Shares on the first day of such Measurement Period.  If an event requiring adjustment of the Conversion Rate shall have occurred during the period of 30 consecutive Trading Days beginning on the first day of such Measurement Period, the closing sale price of Common Shares on each Trading Day of such period elapsing prior to the occurrence of the event shall be deemed for purposes of the calculation described in the previous sentence to have been appropriately adjusted to reflect the occurrence of the event.

A Holder may surrender any of its Securities for conversion into Common Shares at any time after April 1, 2026.  In such event, the holder may convert any of its Securities into Common Shares at any time thereafter prior to the close of business on the second Business Day immediately prior to the Stated Maturity of the Securities.

The Conversion Agent shall, on behalf of the Company,

                                                determine daily if the Securities are convertible as a result of the closing sale price of Common Shares and notify the Company and the Trustee.

(2)                                  Conversion Upon Satisfaction of Trading Price Condition.  A Holder may surrender any of its Securities for conversion during the five consecutive Trading Day period following any 20 consecutive Trading Days in which the average of the trading prices (as determined following a request by a holder of the Securities) for a Security during such 20 consecutive Trading-Day period was less than 98% of the average closing sale price of Common Shares for such period, multiplied by the applicable Conversion Rate for such period.  Common Shares will be valued at 100% of the average closing sale prices for the 20 consecutive Trading Days preceding the Conversion Date.

(3)                                  Conversion Upon Notice of Redemption.  A Holder may surrender for conversion any of the Securities called for redemption at any time prior to the close of business two Business Days prior to the Redemption Date, even if the Securities are not otherwise convertible at such time.  However, if a Holder has already delivered a Repurchase Notice or a Change in Control Purchase notice with respect to a Security, the Holder may not surrender that Security for conversion until, in the case of a Repurchase Notice, the Holder has withdrawn the notice in accordance with the procedures set forth in the Indenture.

(4)                                  Conversion Upon Specified Transactions.  If the Company elects to:

(A)                              distribute to all holders of Common Shares rights entitling them to purchase, for a period expiring within 60 days, Common Shares at less than the closing sale price of Common Shares on the Trading Day immediately preceding the declaration of the distribution; or

(B)                                distribute to all holders of Common Shares the Company’s assets, debt securities or rights to purchase the Company’s securities, which distribution has a per share value exceeding 15.0% of the closing sale price of Common Shares on the Trading Day immediately preceding the declaration date for such distribution, the Company shall notify the Holders of the Securities in writing at least 20 days prior to the ex-dividend date for such distribution.  Following the issuance of such notice, Holders may surrender their Securities for conversion at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or the Company’s announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to convert if the Holder may participate, on an as-converted basis, in the distribution without conversion of the Securities.  The ex-dividend date for purposes of the foregoing is the first date upon which a sale of the Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Common Shares to its buyer.

(5)                                  Conversion Upon Delisting of Common Shares.  A Holder of Securities may surrender any of its Securities for conversion into Common Shares at the applicable Conversion Rate if the Common Shares are not listed on a U.S. national securities exchange for 30 consecutive Trading Days.

The Securities may also be converted in accordance with the other provisions of the Indenture setting forth the circumstances in which the Securities may be converted.

Conversion Procedures

A Holder will not receive any cash payment representing accrued interest upon conversion of a Security.  Instead, upon conversion the Company will deliver to tendering Holders cash, a fixed number of Common Shares, if any, and any cash payment to account for fractional shares.  The cash payment for fractional shares in connection with a conversion settled in Common Shares will be based on the closing sale price of Common Shares on the trading day immediately prior to the Conversion Date.  Delivery of cash and Common Shares, if any, will be deemed to satisfy the Company’s obligation to pay the principal amount of the Securities, including any accrued and unpaid interest.  Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited.  In no event will the Company adjust the Conversion Rate to account for the accrued interest.

Upon conversion of a Security, the Company will pay any documentary stamp or similar issue or transfer tax due on the issue of Common Shares, if any, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the registered Holder, in which case the Holder must pay the tax prior to the delivery of the Common Shares.  Certificates representing Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

Securities tendered for conversion after a Record Date for an interest payment but prior to the corresponding Interest Payment Date will receive on the Interest Payment Date interest accrued on those Securities, notwithstanding the conversion of Securities prior to the Interest Payment Date.  Notwithstanding the foregoing, a Holder that surrenders for conversion a Security during such period must pay to the Company an amount equal to the interest that has accrued and that will be paid on the Securities being converted on the Interest Payment Date, unless such Securities are surrendered for conversion after being called for redemption after a Record Date for an Interest Payment Date or that are surrendered for conversion after the last Record Date for the payment of interest on the Securities.  If in such an event prior to the Redemption Date a Holder elects to exchange Securities, such Holder will not be required to pay at the time of surrender of Securities for conversion the amount of interest on the Securities that it will receive on the date that has been fixed for redemption.

Except as set forth in the Indenture, no other payment or adjustment for interest, or for any dividends in respect of Common Shares, will be made upon conversion of Securities.  Holders of Common Shares issued upon exchange will not be entitled to receive any dividends payable to holders of Common Shares as of any record time or date before the close of business on the Conversion Date.

In order to exercise its conversion right, a Holder must deliver an irrevocable conversion notice, in the form attached hereto together with the certificated Security, to the Conversion Agent who will, on behalf of the Holder, convert the Securities into Common Shares, cash or a combination of cash and Common Shares.

The initial Conversion Rate is 6.1553 Common Shares for each $1,000 principal amount of Securities and shall be subject to adjustment at the times and in the manner provided in the Indenture.  The initial Conversion Price is $162.46 per Common Share and shall be subject to adjustment at the times and in the manner provided in the Indenture.

No adjustment in the applicable Conversion Price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable Conversion Price.  If the adjustment is not made because the adjustment does not change the applicable Conversion Price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.  All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.  Notwithstanding the foregoing, if the Securities are called for redemption, all adjustments not previously made will be made on the applicable Redemption Date.  Except as specifically described in the Indenture, the applicable Conversion Price will not be subject to adjustment in the case of the issuance of any Common Shares or preferred shares of the Company, or securities convertible into or convertible for Common Shares or preferred shares of the Company.

Ownership Limit

No Holder of Securities shall be entitled to exchange such Securities for Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder’s affiliates) to exceed the ownership limit contained in the Company’s Declaration of Trust as in effect from time to time.

Satisfaction and Discharge of Indenture

The Company may not discharge a Holder’s rights to exchange Securities in accordance with the terms of these Securities and the Indenture or to have registered the transfer or exchange of Securities in accordance with the terms of the Indenture.

Miscellaneous

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company or the Guarantor, as the case may be, with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or Trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Notwithstanding any other provision of this Security or the Indenture to the contrary, no recourse shall be had, whether by levy or execution or otherwise, for the payment of any sums due under this Security, including, without limitation, the principal of, premium, if any, or interest payable under this Security, or for the payment or performance of any obligation, covenant or agreement under, or for any claim based on, this Security or the Indenture or otherwise in respect of this Security or the Indenture, against any principal, shareholder, officer, director, Trustee or employee of the Company or any successor thereto, under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise, nor shall any of such parties be personally liable for any such amounts, obligations or claims, or liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies hereunder or under any other document with respect to the Securities against such parties with respect to such amounts, obligations or claims shall be against the Company and that all such liability of such parties is and is to be, by the acceptance hereof, expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issue of the Securities.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Any headings set forth herein are for convenience only and shall not affect the construction hereof.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are convertible for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Guaranteed Security within the meaning of, and is subject to the provisions applicable to Vornado Realty L.P., as Guarantor thereof contained in, the Indenture. Reference is made to Article Fourteen of the Indenture and to the Guarantee endorsed on this Security for a statement of the respective rights, duties and obligations thereunder of the Guarantor, the Trustee and the Holders.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

Interest on the principal balance of this Security shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The calculation of the Repurchase Price, Change in Control Purchase Price, Conversion Rate, Conversion Price and each other calculation to be made in respect of the Securities shall be the obligation of the Company.  All calculations made by the Company or its agent as contemplated pursuant to the terms of the Indenture and these Securities shall be final and binding on the Company and the Holders absent manifest error.  The Trustee, Paying Agent and Conversion Agent shall not be obligated to recalculate, recompute or confirm any such calculations except as the agent of the Company in accordance with the Indenture or these Securities.

The Trustee may make reasonable rules for action by or a meeting of Holders of Securities.  The Conversion Agent and the Paying Agent may make reasonable rules for their functions.

The Company shall not be obligated to redeem or purchase any Security pursuant to any sinking fund or analogous provision, or at the option of any Holder hereof, except as provided herein and in the Indenture.

The Bank of New York is the Paying Agent and the Security Registrar for the Securities.  The Security Register for the Securities will be maintained by the Security Registrar in the Borough of Manhattan, The City of New York.

THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM	CONVERSION NOTICE

To assign this Security, fill in the form below:	To convert this Security into Cash and Common
Stock, if any, of the Company, check the box ☐
I or we assign and transfer this Security to

To convert only part of this Security, state the
principal amount to be converted (which must be
(Insert assignee’s soc. sec. or tax ID no.)	$1,000 or an integral multiple of $1,000):

(Print or type assignee’s name, address and zip code)
If you want the stock certificate made out in
another person’s name fill in the form below:

and irrevocably appoint
agent to transfer this Security on the books of the Company.
The agent may substitute another to act for him.	(Insert the other person’s soc. sec. or tax ID no.)

Date:

(Print or type other person’s name, address
Signature Guaranteed	and zip code)

Your Signature:

Participant in a Recognized Signature Guarantee Medallion Program	(Sign exactly as your name appears on the other side of this Security)

By:
Authorized Signatory

FORM OF REPURCHASE NOTICE

To:          Vornado Realty Trust

The undersigned registered holder of this Security requests and instructs the Company to repurchase this Security, or the portion hereof (which is $1,000 principal amount or a multiple thereof) designated below, on the date specified below, in accordance with the terms and conditions referred to in this Security and the Indenture referred to in this Security and directs that the check in payment for this Security or the portion thereof and any Securities representing the portion of principal amount hereof not to be so repurchased, be issued and delivered to the registered holder hereof unless a different name has been indicated below.  If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)
Fill in for registration of Securities not repurchased if to be issued other than to and in the name of registered holder:

(Name)

(Street Address)

(City, state and zip code)

Please print name and address

principal amount to be repurchased (if less than all):  $   ,000

date of requested repurchase:                      , 20

(specify either 2012, 2017, 2022 or 2026)

Certificate Number:

FORM OF OPTION TO ELECT REPURCHASE
UPON A CHANGE IN CONTROL

To:  Vornado Realty Trust

The undersigned registered holder of this Security hereby acknowledges receipt of a notice from Vornado Realty Trust (the “Company”) as to the occurrence of a Change in Control with respect to the Company and requests and instructs the Company to repurchase this Security, or the portion hereof (which is $1,000 principal amount or a multiple thereof) designated below, in accordance with the terms of this Security and the Indenture referred to in this Security and directs that the  payment for this Security or the portion thereof and any Securities representing any unrepurchased principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)
Fill in for registration of Securities not repurchased if to be issued other than to and in the name of registered holder:

(Name)

(Street Address)

(City, state and zip code)

Please print name and address

principal amount to be repurchased (if less than all):  $   ,000